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                                   EXHIBIT 10.1
























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                       EMPLOYMENT AND NONCOMPETITION AGREEMENT

     THIS AGREEMENT is executed as of this 7 day of April, 1998, by and between United Wisconsin Services, Inc., a Wisconsin corporation ("UWS"), American Medical Security Holdings, Inc., a Wisconsin Corporation (the "Company"), and Samuel V. Miller, an individual ("EMPLOYEE").

                                       RECITALS

     UWS and Employee are parties to an employment and non-competition agreement dated as of October 30, 1995 (the "Old Agreement").

     Since the date of the Old Agreement, UWS has acquired by merger (the "AMSG Merger") American Medical Security Group, Inc., a Delaware corporation ("AMSG"), and has transferred a substantial portion of the assets of AMSG to the Company.

     The parties desire to supersede the Old Agreement as hereinafter set forth.

     The Company desires to employ Employee on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                      ARTICLE I

                                      EMPLOYMENT

     1.1  TERM OF EMPLOYMENT.

          (a) EMPLOYMENT BY THE COMPANY. The Company employs Employee, and Employee accepts employment by the Company, for the period commencing January 1, 1997 and ending on December 31, 2000, subject to earlier termination as hereinafter set forth in Article III (the "EMPLOYMENT TERM"). Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one-year periods (collectively, the "RENEWAL TERMS"; individually, a "RENEWAL TERM") unless, at least 30 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or said
Renewal Term, as applicable. If this Agreement is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.

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     1.2  POSITIONS AND DUTIES.  Employee shall be employed by the Company in the position of President and Chief Executive Officer and shall be subject to the authority of, and shall report to, the Company's Board of Directors. Employee's duties and responsibilities shall include all those customarily attendant to the position of President and Chief Executive Officer.

     1.3 ENTIRE BUSINESS TIME. Employee shall devote Employee's entire business time, attention and energies exclusively to the business interests of the Company.

                                      ARTICLE II

                           COMPENSATION AND OTHER BENEFITS

     2.1 BASE SALARY. The Company shall pay Employee an annual salary of $500,000 prorated for any portion of a full year that Employee is employed, ("BASE SALARY"), payable in accordance with the normal payroll practices of the Company.

     2.2 PERFORMANCE BONUS. The Company shall pay Employee an annual performance bonus ("Performance Bonus") of not less than $500,000 nor more than
$1,000,000 in a manner to be agreed upon by the parties.   For 1996 and
subsequent calendar years, a part of the Employee's Performance Bonus shall be deferred so that the Employee's W-2 Compensation for each calendar year does not exceed $990,000. Any Performance Bonus deferred shall be deferred until Employee ceases to be a covered employee under Section 162(m) of the Code. Any amount deferred shall be held in a rabbi trust and shall be credited with interest at the rate of 60% of the prime rate as reported in The Wall Street Journal.

      2.3 CONTINUED DEFERRAL OF TRANSACTION BONUS. In connection with the AMSG Merger Employee earned a bonus of $1.0 million. The Old Agreement provided that this bonus was not payable until the earlier of the time that Employee has terminated his employment with the Company or Employee is no longer a "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Such transaction bonus shall continue to be deferred and shall continue to be held in a rabbi trust and shall be credited with interest at the rate of 60% of the prime rate as reported in The Wall Street Journal.

     2.4 STOCK OPTIONS. Employee has been granted options to purchase common stock, no par value, of UWS (the "UWS Commons Stock") as set forth below. Such options shall continue in full force and effect in accordance with their terms.

          (a) On December 6, 1995 UWS granted Employee an option to purchase 198,019 shares of UWS Common Stock with an exercise price of $25.25 per share, in accordance with the United Wisconsin Services, Inc. Equity Incentive Plan (the "Equity Incentive Plan").

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          (b)  Employee was granted an option to purchase 275,833 shares of UWS
Common Stock at a grant price of $18.13 per share under the Equity Incentive Plan in substitution for the AMS Option the Employee was granted pursuant to
Section 2.4(b) of the Old Agreement. No such option shall be exercised to the extent that the gain realized by the Employee would be nondeductible pursuant to
Section 162 (m) of the Code unless (i) exercise is after a Change in Control or
(ii) the option would expire if not exercised. In consideration of Employee's agreement to the restriction set forth in the preceding sentence, such option shall not be forfeited in the event of termination of employment for "Cause" as defined in Section 2(f) of the United Wisconsin Services, Inc. Equity Incentive Plan unless the termination of employment is also "For Cause" as defined in
Section 3.1(b) of this Agreement.

          (c) On December 17, 1996 Employee was granted a fully vested option to purchase 158,730 shares of UWS Common Stock at a grant price of $25.20 per share.

      2.5 BENEFIT PLANS. Employee will be eligible to participate in each of AMS's retirement, benefit and health plans that are generally applicable to comparable executive employees of AMS (the "PLANS"), in accordance with the terms and conditions thereof. The Company and AMS agree to waive any waiting periods applicable to any health, disability or insurance plans, to the extent they may legally do so.

      2.6 EXPENSES. The Company shall reimburse Employee for all reasonable expenses incurred in the course of the performance of Employee's duties and responsibilities with the Company pursuant to this Agreement and consistent with the Company's and UWS's policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses. Such reimbursement also shall include expenses incurred with having Employee's spouse travel with Employee and attend appropriate business-related functions and meetings up to four times per calendar year and reasonable attorneys' fees incurred in connection with negotiation and execution of this Agreement.

      2.7 ANNUAL PHYSICAL EXAMINATION. Employee shall be reimbursed for the cost of an annual physical examination.

      2.8 AUTOMOBILE ALLOWANCE. Employee shall be provided with an automobile and insurance and shall be reimbursed for normal and ordinary costs and expenses in maintaining such automobile in connection with the performance of his duties.

      2.9 VACATION. Employee shall be entitled to a maximum of four weeks of vacation in any calendar year in accordance with the Company's vacation policies. Holidays and attendance at seminars and professional meetings shall not be applied against vacation time.

      2.10 CLUB MEMBERSHIPS. Employee shall be reimbursed for initiation fees and reasonable dues and assessments in connection with membership in a business club and/or a country club chosen by Employee.

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      2.11 TAX MATTERS.  Employee acknowledges and agrees that reimbursement of some or all of the expenses referred to in Article II may be considered or treated as income to Employee, and Employee shall be responsible for any applicable taxes thereon.

                                     ARTICLE III

                                     TERMINATION

     3.1  RIGHT TO TERMINATE; AUTOMATIC TERMINATION.

          (a) TERMINATION WITHOUT CAUSE. Subject to Section 3.2, the Company may terminate Employee's employment, and all of the Company's obligations under this Agreement at any time and for any reason. For purposes of this Agreement, a change in Employee's title to a lesser title or a reduction of responsibilities with the Company shall be deemed termination pursuant to this
Section 3.1(a).

          (b) TERMINATION FOR CAUSE. Subject to Section 3.2, the Company may terminate Employee's employment at any time "FOR CAUSE." "For Cause" is defined as follows:

               -    Gross negligence in the performance of duties,

               -    Willful misconduct in performance of duties,

               - Violation of law in performance of duties where Employee is aware that he is violating the law at the time of said conduct and such violation of law jeopardizes Company operations,

               - Dishonesty, fraud, deliberate misrepresentation to Company officers or members of Boards of Directors,

               - Conviction of a felony which substantially impairs Employee's ability to perform his duties or which by law disqualifies him from continued service with the Company,

               -    Insubordination, and

               - Obtaining personal profit from any transaction in which the Company has an interest and which constitutes a corporate opportunity of the Company or is adverse to the interests of the Company, unless such transaction was approved in

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                    writing by the Company's Board of Directors.

          Prior to any termination for cause, Employee shall be provided with reasonable advance notice of the specific grounds for termination, and Employee shall be provided an opportunity to address the Company, on the merits of termination.

          (c) TERMINATION BY DEATH OR DISABILITY. Subject to Section 3.2, Employee's employment and the obligations of the Company under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee's death or a determination of disability of Employee. For purposes of this Agreement, "DISABILITY" means the inability of Employee, due to a physical or mental impairment, for 90 days (whether or not consecutive) during any period of 360 days to perform the duties and functions contemplated by this Agreement. "DISABILITY" does not include any conditions, physical or mental, where Employee is able to perform the essential functions of the job with or without reasonable accommodation as provided in the Americans With Disabilities Act, 42 U.S.C.
Section 12101 ET SEQ. A determination of disability shall be made by the Company's Board of Directors in consultation with a physician satisfactory to the Company , and Employee shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties subject to Employee's rights under law or the arbitration provision of this Agreement. Any determination of total disability under this Section 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

     3.2  RIGHTS UPON TERMINATION.

          (a) SECTION 3.1(a) TERMINATION DURING INITIAL TERM. If Employee's employment is terminated by the Company pursuant to Section 3.1(a) hereof during the initial term of the Agreement or if Employee's employment is not renewed following expiration of the initial term of this Agreement as provided in
Section 1.1 hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) $3 million as severance payment,
(ii) payment of any accrued but unpaid vacation time, (iii) reimbursement of expenses to which Employee is entitled under Section 2.6 hereof, and (iv) any rights in respect of Option Shares pursuant to Section 2.4 hereof. The severance payment shall not be paid until the Employee ceases to be a covered employee under Section 162(m) of the Code. Between the Employee's termination of employment and the date payment is made pursuant to this Section, the severance payment shall earn interest at the rate of 60% of the prime rate as reported in The Wall Street Journal. The severance payment under this Section 3.2(a) shall be reduced if the severance payment is considered a parachute payment (as defined in Code Section 280G) so that such payment, when combined with other payments which are considered parachute payments, does not exceed
2.99 multiplied by the Employee's base amount (as defined in Code Section 280G).

          (b)  SECTION 3.1(a) TERMINATION DURING RENEWAL TERM.  If Employee's

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employment is terminated by the Company  pursuant to Section 3.1(a) hereof during any Renewal Term or such Renewal Term is not renewed in accordance with
Section 1.1 hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) $1 million as severance payment
(ii) payment of any accrued but unpaid vacation time, (iii) reimbursement of expenses to which Employee is entitled under Section 2.6 hereof , and (iv) any rights in respect of Option Shares pursuant to Section 2.4 hereof. The severance payments shall not be paid until the Employee ceases to be a covered employee under Section 162(m) of the Code. Between the Employee's termination of employment and the date payment is made pursuant to this Section, the severance payment shall earn interest at the rate of 60% of the prime rate as reported in The Wall Street Journal.

          (c) SECTIONS 3.1(b) AND 3.1(c) TERMINATIONS. If Employee's employment is terminated pursuant to Sections 3.1(b) or 3.1(c) hereof, or if Employee quits employment notwithstanding the terms of this Agreement, Employee or Employee's estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) any death or disability insurance payable as contemplated in Section 2.5 hereof, (iii) reimbursement of expenses to which Employee is entitled under Section 2.6 hereof, and (iv) any rights in respect of Option Shares pursuant to Section 2.4 hereof.

                                      ARTICLE IV

                           CONFIDENTIALITY; NONCOMPETITION

     4.1  CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY.

          (a) CONFIDENTIAL INFORMATION. Employee acknowledges that Employee will be required to use his personal intellectual skills on behalf of the Company and that it is reasonable and fair that the fruits of such skills should inure to the sole benefit of the Company. Employee further acknowledges that Employee may already have and will acquire information of a confidential nature relating to the operation, finances, business relationships and trade secrets of the Company. During Employee's employment and for a period of two years following termination thereof with the Company, Employee will not use (except for use in the course of the Employee's regular authorized duties on behalf of the Company), publish, disclose or authorize anyone else to use, publish or disclose, without the prior written consent of the Company, within the geographical area in which such use, publication or disclosure would reasonably be expected to harm the Company's existing or potential business interests, any confidential information pertaining to the Company, including, without limitation, any information relating to existing or potential business, customers, trade or industrial practices, plans, costs, processes, or technical or engineering data; PROVIDED, HOWEVER, that following termination of Employee's

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employment, Employee shall be prohibited from ever using, publishing, disclosing or authorizing anyone else to use, publish or disclose, any confidential information which constitutes a trade secret under applicable law. Employee's obligations under this section apply to, and are intended to prevent, the direct or indirect disclosure of confidential information to others where such disclosure of confidential information would reasonably be considered to be useful to Employer's competitors or to a third party to become a competitor based in whole or in part on such disclosure of confidential information. Employee shall not remove or retain any figures, calculations, formulae, letters, papers, software, abstracts, summaries, drawings, blueprints, diskettes or any other material, or copies thereof, which contain or embody any confidential information or trade secrets of the Company, except for use in the course of Employee's regular authorized duties on behalf of the Company.
The foregoing notwithstanding, Employee has no obligation to refrain from using, publishing or disclosing any such confidential information which is or hereafter shall become available to the public otherwise than by use, publication or disclosure by Employee. This prohibition also does not prohibit Employee's use of general skills and know-how acquired during and prior to employment, as long as such use does not involve the use, publication or disclosure of the Company's confidential information or trade secrets.

          (b) AGREEMENT TO TRANSFER. Employee shall without further payment, assign, transfer and set over, and does hereby assign, transfer and set over, to the Company, all of Employee's right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights and any and all intellectual property rights which Employee may, either solely or jointly with others, conceive or develop, make or suggest at any time during employment and which relate to the existing or potential products, processes, work, research or other activities of the Company.

     4.2  NONCOMPETITION.

          (a) During Employee's employment and for a one year period following termination of Employee's employment hereof, Employee shall not without the prior written consent of the Company directly or indirectly, as an employee, officer, director, partner, consultant, owner (other than a minority shareholder interest of not more than 3% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, solicit any business regarding services of the kinds that the Company either offered or was planning to offer and of which Employee was aware at or before the time of Employee's termination, from any person or entity that
(i) has, on the date of termination, its principal place of business in a state other than Wisconsin, Minnesota, Michigan, Iowa or Illinois; (ii) was a customer or prospective customer of the Company on the date of termination; and (iii) was a customer with which Employee had personal contact in regard to such services within two years prior to said termination.

          (b) During Employee's employment and for a two year period following termination of Employee's employment hereof, Employee shall not without the prior written consent of the Company directly or indirectly, as an employee, officer, director, partner, consultant,

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owner (other than a minority shareholder interest of not more than 3% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, solicit any business regarding services of the kinds that the Company either offered or was planning to offer and of which Employee was aware at or before the date of Employee's termination, from any person or entity that (i) has, on the date of termination, its principal place of business within Wisconsin, Minnesota, Michigan, Illinois or Iowa, (ii) was a customer or prospective customer of the Company on the date of termination, and (iii) was a customer with which Employee had personal contact in regard to such services within two years prior to said termination .

     4.3 NON-SOLICITATION. For a period of two years after termination of Employee's employment, Employee will not solicit, or assist another person to solicit, any employee, agent, supplier or other person (other than a customer) having business relations with the Company or UWS to terminate such employee's employment or terminate or curtail such supplier's or other person's business relationship with the Company or UWS, as the case may be.

     4.4 RETURN OF DOCUMENTS. Immediately upon termination of employment with respect to the Company Employee will return to the Company, and so certify in writing to the Company, all the Company's papers, documents and things, including information stored for use in or with computers and software applicable to the Company's or UWS's business (and all copies thereof), which are in Employee's possession or under Employee's control, regardless whether such papers, documents or things contain confidential information or trade secrets.

     4.5 NO CONFLICTS. To the extent that they exist, Employee will not disclose to the Company any of Employee's previous employer's confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

     4.6 AGREEMENT ON FAIRNESS. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) Employee voluntarily enters this Agreement.

     4.7 EQUITABLE RELIEF. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach in addition to any other rights or remedies available at law, in equity or by statute.

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                                      ARTICLE V

                                  GENERAL PROVISIONS

     5.1 NOTICES. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

          (a)  If to the Company or UWS:

               401 West Michigan Street
               Milwaukee, Wisconsin 53203
               Attn.:  General Counsel

          (b)  If to Employee:

                3100 AMS Boulevard
                Green Bay, Wisconsin 54313

          With a copy to:

               David Higley
               Thelen, Marrin, Johnson & Bridges
               2 Embarcadero Center
               San Francisco, California 94111

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

     5.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces the Old Agreement and any other prior understandings and agreements among the parties, with respect to the subject matter hereof.

     5.3 AMENDMENT. This Agreement may be altered, amended or modified only in a writing, signed by the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

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     5.4  ASSIGNABILITY.  This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part to any entity controlled by the Company. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

     5.5 SEVERABILITY. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

     5.6 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by a single arbitrator in arbitration conducted in Milwaukee, Wisconsin, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          The parties shall select an arbitrator, but if they are unable to agree on one, the parties shall jointly request the American Arbitration Association to designate five (5) arbitrator names. The parties, beginning with the Employee, shall alternately strike names until one is left.

          The arbitrator's decision shall be final and binding. Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) request for production of documents, and (iii) depositions of no more than four individuals, provided that either party may apply to the arbitrator upon a showing of good cause that more or less discovery is warranted. All discovery shall be completed, and the arbitration hearing shall commence, within 60 days after the appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify the delay, the hearing will be completed, and an award will be rendered within 60 days of the commencement of the hearing.

          The arbitrator shall have the authority to settle such controversy or claims by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions, and in such event such court may enter an order enjoining and/or compelling such actions and found by the arbitrator. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

           The Company shall pay the arbitrator's fees and expenses without regard to which party prevails in the dispute. The arbitrator may award reasonable attorneys' fees and costs to the prevailing party, but the arbitrator shall consider financial ability to pay such fees and costs

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and undue hardship on the party ordered to pay said fees and costs.

          For purposes of this Section 5.6, UWS and the Company shall be treated as one party.

     5.7 WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     5.8 GOVERNING LAW; CONSTRUCTION. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                    UNITED WISCONSIN SERVICES, INC.


                    By:
                         -------------------------------------
                         Thomas R. Hefty,  Chairman, President
                         and Chief Executive Officer


                    AMERICAN MEDICAL SECURITY HOLDINGS, INC.


                    By:
                         -------------------------------------
                         C. Edward Mordy, Vice President



                    ------------------------------------------
                    Samuel V. Miller



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